Exhibit 23.1

November 13, 2017

Spirit Airlines, Inc.

2800 Executive Way

Miramar, FL 33025

Re:	Spirit Airlines, Inc. (the “Company”)
Seven Airbus A320-200 and Five Airbus A321-200 Aircraft Appraisals

Ladies and Gentlemen:

We hereby consent to (i) the use of the report prepared by us with respect to the aircraft referred to above (ii) the summary of such report under the headings (a) “Prospectus Supplement Summary – Summary of Terms of Certificates,” (b) “Prospectus Supplement Summary – Equipment Notes and the Aircraft,” (c) “Prospectus Supplement Summary – Loan to Aircraft Value Ratios,” (d) “Prospectus Supplement Summary – The Offering,” (e) “Risk Factors – Risk Factors Relating to the Certificates and the Offering,” (f) “Description of the Aircraft and the Appraisals – The Appraisals” and (g) “Description of the Equipment Notes – Loan to Value Ratios of Equipment Notes” and (iii) references to our firm under the headings “Description of the Aircraft and the Appraisals – The Appraisals” and “Experts” in the Company’s preliminary Prospectus Supplement expected to be dated on or about November 13, 2017, and the Company’s final Prospectus Supplement, in each case to the Prospectus, dated February 24, 2015, included in Registration Statement No. 333-202260 and relating to the offering of Spirit Airlines, Inc. Pass Through Certificates, Series 2017-1.

Sincerely,

AIRCRAFT INFORMATION SERVICES, INC.

By:	/s/ Mark Halsor

Name:	Mark Halsor
Title:	President

Main Office: 1409 Peachtree Street, Suite 200, Atlanta, Georgia 30309

TEL: 404 870-AISI (2474) E-MAIL: mail@AISI.aero www.aisi.aero